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                                                                    EXHIBIT 20.1

                                                                    NEWS RELEASE

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FOR IMMEDIATE RELEASE
JUNE 14, 2002



                 JKC GROUP, INC. UPDATES STATUS OF AMEX LISTING
            EXTENSION GRANTED TO JKC FOR CONTINUATION OF AMEX LISTING

      NEW YORK, NEW YORK - JKC GROUP, INC., a distributor and licensor (AMEX:
JKC), today announced an extension by the American Stock Exchange, Inc. ("AMEX") for continuation of its AMEX listing. The extension will run through September 30, 2002 based on the company's plans for regaining compliance with AMEX listing standards by increasing its shareholders' equity.

      As announced by the company in its 2001 annual report, it had a shareholders' deficit of $865,000 as of year end. The company was advised by the AMEX in March 2002 that its common stock will be subject to delisting proceedings unless it submits an acceptable plan for regaining compliance with the applicable shareholders' equity requirement of $4 million by September 30, 2002.

      The company submitted a response to the AMEX on April 10, 2002 with the first phase of its plan for regaining compliance with the listing standards. That phase was completed on April 16, 2002 upon consummation of a $1.5 million equity infusion by a private investment group. The transaction included a reconstitution of JKC's board with designees of the investor to assist in the company's planned business redirection and turnaround.

      On June 5, 2002, the company made a joint announcement with Zi Corporation (NASDAQ: ZICA) (TSE: ZIC), a leading provider of intelligent interface solutions, that they have signed a letter of intent for the sale of the Magic Lantern group of companies to JKC. Founded in 1975, Magic Lantern is one of Canada's leading distributors of educational and learning content in video and other electronic formats. The letter of intent provides for JKC to issue 29,750,000 shares of its common stock and a three-year promissory note for $3,000,000 in the transaction, with additional contingent consideration based on post-acquisition revenue and cash flow targets. The proposed sale is subject to a number of conditions, including completion of a definitive agreement by July 15, 2002, approval by the shareholders of JKC, completion of due diligence and regulatory clearances.

      If timely completed, the company's proposed acquisition of Magic Lantern will increase its shareholders' equity substantially above $4 million and satisfy its plan for regaining compliance with AMEX standards for the continued listing of its common stock. If JKC fails to progress with or complete the planned acquisition or any comparable alternative for increasing its shareholders' equity to that level by September 30, 2002, its common stock will be subject to delisting by the AMEX.

      Historically, the company was primarily engaged as a distributor of proprietary and licensed brandname casual apparel, activewear and collection sportswear for men and boys. In response to the decline in its apparel distribution business, the company elected to contract those operations during the


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last two years and emphasize trademark licensing as part of a strategy of reducing the costs and inventory risks associated with its core business.

      THIS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 21E OF THE SECURITIES EXCHANGE ACT RELATING TO MATTERS SUCH AS ANTICIPATED OPERATING AND FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, DEVELOPMENTS AND RESULTS OF THE COMPANY. ACTUAL PERFORMANCE, PROSPECTS, DEVELOPMENTS AND RESULTS MAY DIFFER MATERIALLY FROM ANTICIPATED RESULTS DUE TO ECONOMIC CONDITIONS AND OTHER RISKS, UNCERTAINTIES AND CIRCUMSTANCES PARTLY OR TOTALLY OUTSIDE THE CONTROL OF THE COMPANY, INCLUDING RISKS OF INFLATION, FLUCTUATIONS IN MARKET DEMAND FOR THE COMPANY'S PRODUCTS AND CHANGES IN THE LEVEL OF FUTURE EXPENSES FOR THE MANUFACTURING AND DISTRIBUTION OF THOSE PRODUCTS. WORDS SUCH AS "ANTICIPATED," "EXPECT," "INTEND," "PLAN" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS, ALL OF WHICH ARE SUBJECT TO THESE RISKS AND UNCERTAINTIES.



Contact: Richard Siskind
         President and Chief Executive Officer
         JKC Group, Inc.
         (212) 840-0880











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